Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated 2 October 2014 pertaining to the Smith & Nephew plc Global Share Plan 2010 of our reports dated 26 February 2014, with respect to the consolidated financial statements of Smith & Nephew plc and the effectiveness of internal control over financial reporting of Smith & Nephew plc included in its Annual Report (Form 20-F) for the year ended 31 December 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, England
2 October 2014